Exhibit 99.1

Contact: Whirlpool Corporation

Media: Jill Saletta, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER

AND FULL-YEAR 2008 RESULTS

BENTON HARBOR, Mich., February 9, 2009—Whirlpool Corporation (NYSE: WHR) announced today that full-year 2008 earnings from continuing operations were $5.50 per diluted share compared to $8.10 per diluted share reported in the same period last year. The company reported annual net sales of $18.9 billion, a decrease of 3 percent from the prior year.

Fourth-quarter net earnings decreased 76 percent to $44 million, or $0.60 per diluted share, compared to $187 million, or $2.38 per diluted share reported during the previous year. Sales of $4.3 billion for the quarter decreased 19 percent from the $5.3 billion reported in the fourth quarter of 2007. Excluding the impact of foreign exchange translation, the company’s fourth-quarter sales declined approximately 13 percent.

Fourth-quarter earnings reflect sharply lower global unit sales and production volumes, higher material and oil-related costs and unfavorable foreign currency exchange movements compared to the fourth quarter of 2007. The company also recorded $77 million of restructuring costs compared to $15 million in the prior year. Results were also unfavorably impacted by a $32 million product recall expense related to a supplier quality issue. These items were partially offset by an income tax benefit, favorable price/mix, lower incentive compensation and cost reduction initiatives during the quarter. The company’s results included $43 million in asset sale gains compared with $24 million of asset sale gains in the previous year.

“The severity and scope of the global economic downturn has significantly increased over the last several months and had a significant impact on consumer demand in all parts of the world,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. “We have moved very quickly to adjust our business to much lower demand levels by significantly reducing costs and production levels while continuing to focus on providing our trade customers with an ongoing cadence of innovation which represents great value to consumers.”

During the fourth quarter, Whirlpool Corporation accessed its existing $2.2 billion credit facility and is in full compliance with its bank covenants. Given the generally negative and highly volatile global economic climate and the challenges in global credit markets, the company is proactively taking steps to assure its future financial flexibility. The company has initiated discussions with banks to seek additional flexibility within its capital structure.

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Fourth-quarter sales of $2.5 billion declined 18 percent from the prior year. Excluding the effects of currency, sales declined approximately 16 percent from the prior year. U.S. industry unit shipments of major appliances (T7)* declined approximately 10 percent.

The North America region reported an operating loss of $20 million compared to an operating profit of $175 million in the previous year. Significantly lower sales and unit production levels, unfavorable foreign exchange, product recall costs and higher material and oil-related costs were the primary unfavorable factors affecting the company’s fourth-quarter operating profit. These factors were partially offset by favorable price/mix, ongoing cost reduction initiatives and a $23 million gain related to the sale of an asset.

Based on current economic conditions, the company expects full-year 2009 U.S. industry unit shipments to decline approximately 10 percent from 2008.

Whirlpool Europe

Whirlpool Europe reported fourth-quarter sales of $938 million, a 16 percent decrease from the prior year. Excluding the effects of currency, sales declined approximately 7 percent from the previous year. Overall industry unit demand during the quarter declined approximately 10 percent from the prior year.

Operating profit decreased to $2 million from $73 million reported in the previous year. European results were adversely impacted by unfavorable foreign currency fluctuations, higher material costs and sharply lower production rates during the fourth quarter.

Based on current economic conditions in the European region, the company expects full-year 2009 industry unit shipments to decline approximately 8 percent from 2008 levels.

Whirlpool Latin America

Fourth-quarter net sales declined 26 percent to $777 million. Excluding currency translation, sales for appliances and compressors decreased approximately 14 percent. Sales results reflected sharply lower industry unit demand throughout the Latin American region and in the global compressor operation.

Operating profit totaled $110 million in the fourth quarter compared with $156 million in the prior year. The overall results were unfavorably impacted by foreign currency exchange, lower revenues, higher material costs and the non-recurrence of a $15 million asset sale gain recorded in the previous year. These items were partially offset by favorable price/mix and cost reduction initiatives.

Full-year results represent record net sales and earnings. In addition, Latin America continued to build upon its industry leading position in both appliance and compressors.

Based on current economic conditions in Latin America, the company expects full-year 2009 shipments to be flat to down 5 percent.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter sales of $140 million, decreasing 10 percent from the prior year. Excluding the impact of currency, sales increased approximately 7 percent predominantly due to higher unit volume and favorable price/mix. Operating profit during the quarter was $3 million compared to an operating loss of $4 million in the prior year. The year-over-year increase in operating profit resulted from higher volume and favorable trends in productivity and product price/mix. These favorable items were partially offset by higher material costs and unfavorable foreign currency exchange.

The company expects full-year 2009 industry unit shipments to be flat to down 5 percent from 2008 levels.

Outlook

For the full-year 2009, Whirlpool Corporation expects earnings per diluted share from continuing operations to be between $3.00 and $4.00. For the full year, the company expects to generate free cash flow** between $300 million and $400 million. The company’s earnings and free cash flow projections are based upon our current economic forecasts and business plans.

“We expect 2009 economic conditions to be among the most challenging that we have faced,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. “Significant demand declines, volatile cost and currency levels are expected throughout the year. To succeed in this environment we are aggressively taking additional steps, beyond actions previously announced, to further reduce all areas of cost, production capacity, working capital and capital expenditures. We will continue to have focused investments in new product innovation to further strengthen our branded market position with our consumers.”

*	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
**	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by continuing operations appears below under the heading “Cash Flow Reconciliation.”

2008 INNOVATIONS

•	The Whirlpool brand launched:

•	The Cabrio steam dryer that uses a combination of mist and heat to naturally steam away tough odors and relax wrinkles.

•	A new French door refrigerator with an external ice and water dispenser with new features, including a caddy for tall bottles and the ability to store a case of beverages.

•	The Whirlpool brand Resource Saver dishwasher system designed to increase tough soil cleaning performance.

•	The Maytag brand in North America launched:

•	The new Maytag Bravos, the first top-load washer to qualify for a CEE Tier III energy rating, the highest efficiency level in the industry.

•

The front-load “Performance Series” laundry pairs available in Crimson, Evergreen, Oxide and White. The series feature faster and more efficient drying; a stainless steel wash basket that remains smooth to protect fabrics; and a water heater with a new NSF Certified Sanitary Cycle to remove at least 99.9 percent of household bacteria.

•	The KitchenAid brand launched:

•	A 72” French door, counter-depth refrigerator, the first in the industry. The refrigerator provides more space while maintaining a built-in look.

•

The industry’s first 30-inch, five-burner gas cooktop. Part of the new KitchenAid Architect Series II appliance collection, the new cooktops include both 30- and 36-inch widths, each with five burners.

•

“EQ” dishwashers that provide optimal cleaning performance, enhanced drying performance and noise reduction while also saving water and energy. These exceptionally quiet dishwashers are 56 percent more efficient than federal minimum energy standards.

•	The Jenn-Air brand launched:

•	A new French door refrigerator with an ice and water dispenser in the door.

•	An expanded SteamClean dishwasher line. The SteamClean option provides enhanced soil and spot cleaning when using the normal cycle.

•

A new line of built-in refrigerators featuring an integrated through-the-door ice and water dispenser option, a PUR® water filter, storage bins with Advanced Climate Control technology and an enhanced temperature management system.

•	The Amana brand in North America launched:

•

“Clever Combo” cooking centers. This new line of freestanding ranges and over-the-range microwaves combine updated styling with practical features to suit any cooking style and add extra flair to the kitchen.

•

A new traditional top-load laundry pair. The top-load washing machine features antimicrobial component protection and an updated console for a stylish look. The super capacity dryers feature wide-opening, side-swing, reversible doors.

•	The Gladiator GarageWorks brand in North America launched:

•	The “Smart Solutions” series including a golf caddy, ball caddy, project caddy and clean-up caddy. The series is designed to address specific organizational needs of Gladiator brand consumers.

•

A ready-to-assemble Extra Large GearBox to provide ample storage for large, bulky, hard-to-store items. The GearBox is 48" x 72" and is designed to hang from Gladiator Wall Systems or sit on the floor on leveler legs.

•	The Gladiator Claw Advanced Bike Storage device, a first-of-its-kind, easy-to-use wall- or ceiling-mounted bike storage solution.

•	Whirlpool Europe launched:

•

Whirlpool brand AquaSteam dishwashers, which create steam during the wash cycle to offer the best cleaning performance, even on delicate items. The steam feature softens dried-on soil and helps to eliminate bacteria.

•

Bauknecht brand Aqua refrigerator-freezer combinations with in-the-door water dispensing that connects to the main water supply. These refrigerators comply with the European A+ energy efficiency class and are ideal for small kitchens.

•

The KitchenAid bottom mount refrigerator with optional wine cellar. The refrigerator features large, practical shelves and eliminates humidity before it can turn into frost. The wine cellar can hold up to 188 bottles and offers three different temperature settings.

•

A Whirlpool brand Carisma washing machine featuring 6TH SENSE technology to reduce water and energy consumption by 50 percent. The technology allows consumers to simply select the fabric type, and the 6TH SENSE feature recognizes the exact size of the load and adapts resources accordingly.

•	KitchenAid brand major appliances in Belgium, the Netherlands, Luxembourg, Norway, Finland and Germany as part of the brand’s continued European expansion.

•	Whirlpool Latin America launched:

•

Brastemp brand You dishwashers and ranges that consumers can customize via the Internet. The appliances can be configured according to the consumers’ style and lifestyle preferences. The range is available in nine colors and more than 1,700 option combinations, while the dishwasher is available in eight color choices with more than 800 combination options.

•	Brastemp brand Duet laundry pair. The Duet dryer is the only gas-powered dryer in the Brazilian market, allowing consumers to reduce their power consumption spending.

•

Brastemp brand PLA BABY mini-refrigerators designed specifically for home nurseries. The refrigerators offer convenient, quick-access to milk, juice and fruit. The refrigerators are also very stylish, featuring five distinct and decorative removable face plates featuring animal figures.

•

A line of Consul brand stainless steel appliances designed to provide consumers with stylish appliances at affordable prices. The new stainless steel offering includes two frost-free refrigerators, two ranges and a microwave oven.

•	A Consul brand vacuum cleaner. The product features a retractable telescopic hose, retractable energy cable, an on/off pedal switch, ergonomic handle, and indicator light for bag changes.

•	KitchenAid brand continued its Latin America introduction. KitchenAid brand major and countertop appliances are now offered throughout Brazil.

•	The Whirlpool brand stainless steel no-frost, side-by-side refrigerator in Argentina. The refrigerator is equipped with LCD controls, water dispenser, ice maker and anti-bacteria filter.

•	Whirlpool Asia launched:

•

A Whirlpool brand compact washing machine to fit in small kitchens and bathrooms. The product features 6th SENSE technology which senses the wash load and automatically adjusts water levels and cycle times.

•

Whirlpool brand Genius refrigerators in India featuring an ice maker capable of making ice 30 percent faster and a vegetable drawer designed to keep vegetables fresh for a longer period. The refrigerator also comes equipped with a jumbo bottle rack, antibacterial protection and an extra utility drawer for storing items that do not need to be refrigerated.

•

Whirlpool brand Fusion refrigerators in India featuring an emergency light to provide light equivalent to a 40 watt bulb for two hours during a power outage, and the ability to retain interior temperatures for up to 17 hours during the prevalent power outages in the region.

•

Whirlpool brand Onyx frost-free, top-mount refrigerator in Australia. The large-capacity, energy-efficient refrigerator features a rapid chill freezer compartment, a humidity-controlled crisper drawer to keep foods fresher longer and a Satina finish.

•	Whirlpool brand refrigerators to the Chinese market for the first time.

2008 AWARDS AND ACCOMPLISHMENTS

•	Whirlpool Corporation was named one of the Top 50 Most Respected U.S. Companies by the Reputation Institute.

•	Whirlpool Corporation was named one of the World’s Most Ethical Companies by Ethisphere magazine.

•	Whirlpool Corporation was named one of the Best Places to Launch a Career by BusinessWeek magazine.

•

For the fourth consecutive year Whirlpool Corporation was named to the 2008/2009 Dow Jones Sustainability Index (DJSI), an international stock portfolio that evaluates corporate performance using economic, environmental, and social criteria.

•	Whirlpool Corporation received a score of 100 percent on the Human Rights Campaign’s Corporate Equality Index for the sixth consecutive year.

•	Whirlpool brand was named one of the 10 top greenest brands by U.S. consumers, according to a recent BrandWeek magazine survey.

•

Whirlpool Corporation was recognized with its third consecutive ENERGY STAR® Sustained Excellence award from the Environmental Protection Agency and the Department of Energy in honor of its outstanding contribution to providing innovative products that help consumers reduce their utility bills and contribute to a reduction in greenhouse gas emissions.

•	Whirlpool Corporation teamed up with Habitat for Humanity® to help build nine homes in five days in Dallas as part of the third annual Building Blocks program.

•

Whirlpool Corporation is among the partners of the LEAF House (Life Energy And Future), the first Italian house to be entirely carbon neutral and energy self-sufficient. The LEAF House received Legambiente’s (Italy's most authoritative watchdog group on environmental issues) national Innovation Friendly to the Environment award.

•

Whirlpool Europe’s Shared Services Center in Ireland was named, for the fifth time, as one of the Top Best 50 Companies to work for in Ireland. This Best Companies study, conducted by Great Place to Work Institute, sets out to identify and recognize the finest employers.

•	In Europe, Whirlpool was named 2008 Manufacturer of the Year, white goods category, by Sirius, one of the largest buying groups in the United Kingdom.

•	Whirlpool Latin America was named the most admired home appliance company, for the 11th consecutive time, by Carta Capital magazine.

•

The Consul brand was selected as the Top of Mind brand in home appliances and home electronics in a survey conducted by Amanhã magazine. Previously, the survey recognized the most named refrigerator brand category, in which Consul brand was the title holder for six consecutive years.

•

In Brazil, both Whirlpool and Embraco, Whirlpool Corporation’s compressor and cooling solutions business, were named to the Best Company to work for in Brazil list for the 12th consecutive year by Guia Você S.A/Exame 2008.

•

Embraco was named to the 2008 Stars of Energy Efficiency list by the Alliance to Save Energy (ASE). The award recognizes individuals, companies and government entities working to advance energy efficiency in noteworthy and creative ways.

•	Embraco was elected for the second consecutive year as the Most Innovative Company in the South of Brazil by the Ranking Champions of Innovation 2008.

•	In Brazil, Whirlpool was named the Most Innovative Company by the Ranking Champions of Innovation, promoted by Amanhã Magazine and Edusys consulting.

•	In Argentina, the Whirlpool brand was named Top of Mind by Clarín, the newspaper with the largest Spanish circulation in the world.

•

Whirlpool Latin America was granted the ANPEI seal of Innovation by the National Association of Research, Development and Engineering of Innovative Companies. The certification is intended to recognize and identify the companies investing and standing out in the fields of Research, Development and Innovation in Brazil.

•	Whirlpool of India was named one of the Best Companies to Work for in India, according to Business Today magazine.

Cash Flow Reconciliation

The table below reconciles actual 2008 and 2007 and projected 2009 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company's calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses.

	Twelve Months Ended December 31		2009 Outlook
(millions of dollars)	2008	2007
Cash provided by continuing operations	$327	$927	$700	-	$800
Capital expenditures	(547)	(536)	(450)	-	(500)
Proceeds from sale of assets/non-Maytag businesses	119	130	50	-	100

Free Cash Flow	$(101)	$521	$300	-	$400

About Whirlpool Corporation

Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion, 70,000 employees, and 69 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation's forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool's ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool's 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (11) Whirlpool's ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the impact of labor relations; (14) our ability to attract, develop and retain executives and other qualified employees; (15) the cost of compliance with environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Periods Ended December 31

(Millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	2008	2007	2008	2007
Net sales	$4,315	$5,325	$18,907	$19,408
Expenses
Cost of products sold	3,842	4,487	16,383	16,517
Selling, general and administrative (exclusive of intangible amortization)	379	484	1,798	1,736
Intangible amortization	7	7	28	31
Restructuring costs	77	15	149	61

Operating profit	10	332	549	1,063

Other income (expense)
Interest and sundry income (expense)	(66)	(43)	(100)	(63)
Interest expense	(53)	(52)	(203)	(203)
Gain on sale of investment	—	—	—	7

Earnings from continuing operations before income taxes and other items	(109)	237	246	804
Income taxes	(160)	39	(201)	117

Earnings from continuing operations before equity earnings and minority interests	51	198	447	687
Equity in income (loss) of affiliated companies	—	(8)	—	(18)
Minority interests	(7)	(3)	(29)	(22)

Earnings from continuing operations	44	187	418	647
Loss from discontinued operations, net of tax	—	—	—	(7)

Net earnings available to common stockholders	$44	$187	$418	$640

Per share of common stock
Basic earnings from continuing operations	$0.60	$2.42	$5.57	$8.24
Discontinued operations, net of tax	—	—	—	(0.09)

Basic net earnings	$0.60	$2.42	$5.57	$8.15

Diluted earnings from continuing operations	$0.60	$2.38	$5.50	$8.10
Discontinued operations, net of tax	—	—	—	(0.09)

Diluted net earnings	$0.60	$2.38	$5.50	$8.01

Dividends	$.43	$.43	$1.72	$1.72

Weighted-average shares outstanding (in millions)
Basic	74.1	77.3	75.1	78.5
Diluted	74.7	78.4	76.0	79.9

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except per share data)

	(Unaudited) December 31, 2008	December 31, 2007
Assets
Current assets
Cash and equivalents	$146	$201
Accounts receivable, net of allowance for uncollectible accounts of $66 and $83 at December 31, 2008 and December 31, 2007, respectively	2,103	2,604
Inventories	2,591	2,665
Prepaid Expenses	110	89
Deferred income taxes	580	324
Other current assets	514	672

Total current assets	6,044	6,555

Other assets
Goodwill, net	1,728	1,760
Other intangibles, net of accumulated amortization of $96 and $68 at December 31, 2008 and December 31, 2007, respectively	1,821	1,854
Other assets	954	628

Total other assets	4,503	4,242

Property, plant and equipment
Land	74	84
Buildings	1,186	1,226
Machinery and equipment	7,549	7,861
Accumulated depreciation	(5,824)	(5,959)

Total property, plant and equipment	2,985	3,212

Total assets	$13,532	$14,009

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,805	$3,260
Accrued expenses	530	633
Accrued advertising and promotions	440	497
Employee compensation	306	444
Notes payable	393	298
Current maturities of long-term debt	202	127
Other current liabilities	887	634

Total current liabilities	5,563	5,893

Noncurrent liabilities
Long-term debt	2,002	1,668
Postretirement benefits	822	1,061
Pension benefits	1,505	725
Other liabilities	567	682

Total noncurrent liabilities	4,896	4,136

Commitments and contingencies
Minority interests	67	69

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 104 million and 103 million shares issued at December 31, 2008 and December 31, 2007, respectively, 73 million and 76 million shares outstanding at December 31, 2008 and December 31, 2007, respectively	104	103
Additional paid-in capital	2,033	1,993
Retained earnings	3,993	3,703
Accumulated other comprehensive income (loss)	(1,259)	(270)
Treasury stock, 31 million shares and 27 million shares at December 31, 2008 and December 31, 2007, respectively	(1,865)	(1,618)

Total stockholders’ equity	3,006	3,911

Total liabilities and stockholders’ equity	$13,532	$14,009

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	(Unaudited) 2008	2007
Operating activities of continuing operations
Net earnings	$418	$640
Loss from discontinued operations	—	7

Earnings from continuing operations	418	647
Adjustments to reconcile earnings from continuing operations to cash provided by operating activities from continuing operations:
Depreciation and amortization	597	593
Gain on disposition of assets	(60)	(65)
Gain on sale of investment	—	(7)
Increase in LIFO inventory reserve	42	9
Equity in losses of affiliated companies, less dividends received	—	18
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	300	181
Inventories	(174)	(194)
Accounts payable	(250)	105
Restructuring charges, net of cash paid	33	(82)
Taxes deferred and payable, net	(256)	10
Accrued pension	(123)	(70)
Employee compensation	(84)	(24)
Other	(116)	(194)

Cash provided by continuing operating activities	327	927

Investing activities of continuing operations
Capital expenditures	(547)	(536)
Proceeds from sale of assets	119	130
Proceeds from sale of Maytag adjacent businesses	—	100
Other	(5)	(25)

Cash used in investing activities of continuing operations	(433)	(331)

Financing activities of continuing operations
Proceeds from borrowings of long-term debt	545	3
Purchase of treasury stock	(247)	(368)
Repayments of long-term debt	(131)	(17)
Dividends paid	(128)	(134)
Net proceeds (repayments) from short-term borrowings	101	(243)
Common stock issued	21	68
Other	(20)	(5)

Cash provided by (used in) financing activities of continuing operations	141	(696)

Cash provided by discontinued operations
Operating activities	—	6

Cash provided by discontinued operations	—	6

Effect of exchange rate changes on cash and equivalents	(90)	33

Decrease in cash and equivalents	(55)	(61)
Cash and equivalents at beginning of year	201	262

Cash and equivalents at end of year	$146	$201